UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Tesla Motors, Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
88160R 101
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

[  ]  Rule 13d-1(b)
[  ]  Rule 13d-1(c)
[x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 88160R 101	13G	Page 2 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Blackstar Investco LLC 27-1981438
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
NUMBER OF	5	SOLE VOTING POWER 7,475,740
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 7,475,740
WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,475,740
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 88160R 101	13G	Page 3 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Daimler North America Corporation 22-1760935
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware
NUMBER OF	5	SOLE VOTING POWER 14,583 (See Item 4(II)(a)below)
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 7,475,740 (See Item 4(II)(a) below)
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 14,583 (See Item 4(II)(a) below)
WITH	8	SHARED DISPOSITIVE POWER 7,475,740 (See Item 4(II)(a) below)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,490,323 (See Item 4(II)(a) below)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.9% (See Item 4(II)(b) below)
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 88160R 101	13G	Page 4 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Daimler AG 98-0190736
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Germany
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 7,490,323 (See Item 4(III)(a) below)
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 7,490,323 (See Item 4(III)(a) below)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,490,323 (See Item 4(III)(a) below)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.9% (See Item 4(III)(b) below)
12	TYPE OF REPORTING PERSON (See Instructions) HC, OO

CUSIP No. 88160R 101	13G	Page 5 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Aabar Blackstar Holdings GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Germany
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 7,475,740
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,475,740
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 88160R 101	13G	Page 6 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Aabar Europe Holdings GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Austria
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 7,475,740
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,475,740
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 88160R 101	13G	Page 7 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Aabar Investments PJS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 7,475,740
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,475,740
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) HC, OO

CUSIP No. 88160R 101	13G	Page 8 of 15 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): International Petroleum Investment Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: The Emirate of Abu Dhabi, United Arab Emirates
NUMBER OF	5	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0
WITH	8	SHARED DISPOSITIVE POWER 7,475,740
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 7,475,740
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 88160R 101	13G	Page 9 of 15 Pages

Item 1.

(a)	Name of Issuer:

Tesla Motors, Inc.

(b)	Address of Issuer's Principal Executive Offices:

3500 Deer Creek Road

Palo Alto, CA 94306

Item 2.

(a)	Names of Persons Filing:

(i) Blackstar Investco LLC (“Blackstar”), (ii) Daimler North America Corporation (“DNAC”), (iii) Daimler AG (“Daimler”), (iv) Aabar Blackstar Holdings GmbH (“Aabar Holdings”), (v) Aabar Europe Holdings GmbH (“Aabar Europe”), (vi) Aabar Investments PJS (“Aabar Investments”) and (vii) International Petroleum Investment Company (“IPIC”).

(b)	Address of Principal Business Office or, if none, Residence:

•	Blackstar and DNAC: One Mercedes Drive, Montvale, NJ 07645.
•	Daimler: Mercedesstrasse 137, 70327 Stuttgart, Germany.
•	Aabar Holdings: Breite Straße 69, 40213 Düsseldorf, Germany.
•	Aabar Europe: Wagramer Straße 17 – 19, 1220 Wien, Austria.
•	Aabar Investments: Ministry of Energy Building, Corniche Road, P.O. Box 107888, Abu Dhabi, United Arab Emirates.
•	IPIC: Al Muhairy Center Office Tower, Sheikh Zayed the 1st Street, P.O. Box 7528, Abu Dhabi, United Arab Emirates.

(c)	Citizenship:

•	Blackstar is a Delaware limited liability company.

•	DNAC is a Delaware corporation.

•	Daimler is a German stock corporation.

•	Aabar Holdings is a German limited liability company.

•	Aabar Europe is an Austrian limited liability company.

•	Aabar Investments is a private joint stock company established under the laws of the Emirate of Abu Dhabi, United Arab Emirates.

•	IPIC is a company established under the laws of the Emirate of Abu Dhabi, United Arab Emirates; IPIC’s sole shareholder is the Government of the Emirate of Abu Dhabi.

(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share (the “Shares”)

(e)	CUSIP Number:

88160R 101

CUSIP No. 88160R 101	13G	Page 10 of 15 Pages

Item 3.

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or dealer registered under Section 15 of the Act;

[ ] Bank as defined in Section 3(a)(6) of the Act;

[ ] Insurance company as defined in Section 3(a)(19) of the Act;

[ ] Investment company registered under Section 8 of the Investment Company Act of 1940;

[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

[ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

[ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: __

Item 4.	Ownership

Relying on information provided by the Issuer, the percentages used herein are calculated based on 94,908,370 Shares outstanding as of December 31, 2010.  Blackstar is 60% owned by DNAC and 40% owned by Aabar Holdings. DNAC is a direct, wholly owned subsidiary of Daimler.  Aabar Holdings is a direct, wholly owned subsidiary of Aabar Europe and Aabar Europe is a direct, wholly owned subsidiary of Aabar Investments.  Representatives of IPIC constitute a majority of the board of directors of Aabar Investments.

Blackstar beneficially owns 7,475,740 Shares and DNAC beneficially owns 14,583 Shares (See item 4(II)(a) below).  Each of DNAC, Daimler, Aabar Holdings, Aabar Europe, Aabar Investments and IPIC may be deemed to beneficially own the 7,475,740 Shares beneficially owned by Blackstar, and Daimler may also be deemed to beneficially own the 14,583 Shares beneficially owned by DNAC, each as set forth below.

I. Blackstar:
(a)	Amount beneficially owned: 7,475,740

(b)	Percent of class: 7.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:	7,475,740
(ii)	Shared power to vote or direct the vote:	0
(iii)	Sole power to dispose or direct the disposition of:	7,475,740
(iv)	Shared power to dispose or direct the disposition of:	0

II. DNAC:
(a)	Amount beneficially owned: 7,490,323 (includes (a) options to purchase 14,583 Shares that are exercisable within 60 days of December 31, 2010 and (ii) 7,475,740 Shares beneficially owned by Blackstar)

(b)	Percent of class: 7.9% (percentage ownership assumes that the 14,583 Shares underlying the stock options are deemed outstanding pursuant to Rule 13d-3(d)(1)(i))

CUSIP No. 88160R 101	13G	Page 11 of 15 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:	14,583 (See Item 4(II)(a) above)
(ii)	Shared power to vote or direct the vote:	7,475,740 (See Item 4(II)(a) above)
(iii)	Sole power to dispose or direct the disposition of:	14,583 (See Item 4(II)(a) above)
(iv)	Shared power to dispose or direct the disposition of:	7,475,740 (See Item 4(II)(a) above)

III. Daimler:
(a)
Amount beneficially owned: 7,490,323 (includes (a) options held by DNAC to purchase 14,583 Shares that are exercisable within 60 days of December 31, 2010 and (ii) 7,475,740 Shares beneficially owned by Blackstar)

(b)	Percent of class: 7.9% (percentage ownership assumes that the 14,583 Shares underlying the stock options are deemed outstanding pursuant to Rule 13d-3(d)(1)(i))

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or direct the vote:	7,490,323 (See Item 4(III)(a) above)
(iii)	Sole power to dispose or direct the disposition of:	0
(iv)	Shared power to dispose or direct the disposition of:	7,490,323 (See Item 4(III)(a) above)

IV. Aabar Holdings:
(a)	Amount beneficially owned: 7,475,740

(b)	Percent of class: 7.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or direct the vote:	0
(iii)	Sole power to dispose or direct the disposition of:	0
(iv)	Shared power to dispose or direct the disposition of:	7,475,740

V. Aabar Europe:
(a)	Amount beneficially owned: 7,475,740

(b)	Percent of class: 7.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or direct the vote:	0
(iii)	Sole power to dispose or direct the disposition of:	0
(iv)	Shared power to dispose or direct the disposition of:	7,475,740

VI. Aabar Investments:
(a)	Amount beneficially owned: 7,475,740

(b)	Percent of class: 7.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or direct the vote:	0
(iii)	Sole power to dispose or direct the disposition of:	0
(iv)	Shared power to dispose or direct the disposition of:	7,475,740

VII. IPIC:
(a)	Amount beneficially owned: 7,475,740

(b)	Percent of class: 7.9%

CUSIP No. 88160R 101	13G	Page 12 of 15 Pages

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote:	0
(ii)	Shared power to vote or direct the vote:	0
(iii)	Sole power to dispose or direct the disposition of:	0
(iv)	Shared power to dispose or direct the disposition of:	7,475,740

Item 5.	Ownership Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

CUSIP No. 88160R 101	13G	Page 13 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2011

BLACKSTAR INVESTCO LLC

/s/ Ruben Simmons
Name:	Ruben Simmons
Title:	President

/s/ Alexander Nediger
Name:	Alexander Nediger
Title:	Assistant Secretary

DAIMLER NORTH AMERICA CORPORATION

/s/ Ruben Simmons
Name:	Ruben Simmons
Title:	President

/s/ Frank Wetter
Name:	Frank Wetter
Title:	Treasurer

DAIMLER AG

/s/ Herbert Kohler
Name:	Prof. Herbert Kohler
Title:	Vice President of Group Research & Advanced Engineering e-drive & Future Mobility

/s/ Edgar Krökel
Name:	Dr. Edgar Krökel
Title:	Vice President, Mergers & Acquisitions/ Corporate Real Estate

AABAR BLACKSTAR HOLDINGS GMBH

/s/ Georg Thoma
Name:	Georg Thoma
Title:	Managing Director

/s/ Richard Stockum
Name:	Richard Stockum
Title:	Managing Director

AABAR EUROPE HOLDINGS GMBH

/s/ Mohamed Badawy Al-Husseiny
Name:	Mohamed Badawy Al-Husseiny
Title:	Director

AABAR INVESTMENTS PJS

/s/ Khadem Al Qubaisi
Name:	Khadem Al Qubaisi
Title:	Chairman

CUSIP No. 88160R 101	13G	Page 14 of 15 Pages

INTERNATIONAL PETROLEUM INVESTMENT COMPANY

/s/ Khadem Al Qubaisi
Name:	Khadem Al Qubaisi
Title:	Managing Director

CUSIP No. 88160R 101	13G	Page 15 of 15 Pages

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1
Joint Filing Statement, dated February 14,  2011, between Blackstar Investco LLC, Daimler North America Corporation, Daimler AG, Aabar Blackstar Holdings GmbH, Aabar Europe Holdings GmbH, Aabar Investments PJS and International Petroleum Investment Company.